EXHIBIT 4
Shearman & Sterling
599 Lexington Avenue
New York, NY 10022
Telephone: (212) 848-4000
Facsimile: (212) 848-7179
Douglas P. Bartner (DB-2301)
Andrew V. Tenzer (AT-2263)

Attorneys for the Debtor and Debtor in Possession

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-----------------------------------------X
In re:                                   :
                                         :        Chapter 11
VERSATEL TELECOM INTERNATIONAL N.V.,     :        Case No. 02-13003 (rdd)
                                         :
                                         :
                          Debtor.        :
                                         :
-----------------------------------------X

 NOTICE OF FILING OF DUTCH WARRANT AND LISTING AGENT AGREEMENT BETWEEN VERSATEL
                  TELECOM INTERNATIONAL N.V. AND ING BANK N.V.

BY ORDER OF THE UNITED STATES BANKRUPTCY COURT,
HONORABLE ROBERT D. DRAIN:

     PLEASE TAKE NOTICE that the above-captioned debtor and debtor in possession (the "Debtor") has filed the attached Warrant And Listing Agent Agreement Between Versatel Telecom International N.V. and ING Bank N.V. as required pursuant to the Debtor's First Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code filed with this Court on September 4, 2002.

Dated: New York, New York
       September 4, 2002

                                                /s/ Douglas P. Bartner
                                               -----------------------------
                                                Douglas P. Bartner (DB-2301)
                                                Andrew V. Tenzer (AT-2263)
                                                SHEARMAN & STERLING
                                                599 Lexington Avenue
                                                New York, NY 10022
                                                Telephone: (212) 848-4000
                                                Facsimile: (212) 848-7179

                       WARRANT AND LISTING AGENT AGREEMENT

The undersigned:

1. Versatel Telecom International N.V., a limited liability company incorporated and existing in accordance with the laws of the Netherlands to which a provisional moratorium was granted on June 6, 2002 and having its registered office at Amsterdam and its principal place of business at Hullenbergweg 101, 1101 CL Amsterdam-Zuidoost, the Netherlands:

     -  hereinafter referred to as: the "Company"; and

2. ING Bank, N.V., a limited liability company incorporated and existing in accordance with the laws of the Netherlands and having its registered office at Amsterdam, and its principal place of business at Fappingadreef 7, 1102 BD Amsterdam-Zuidoost, the Netherlands:

     -  hereinafter referred to as: the "Agent".

Whereas:

The Company is reorganising itself and in connection therewith the Company will issue warrants (the "Warrants") to its existing shareholders (the "Shareholders"). The Company intends to list the Warrants and the new ordinary shares issued when warrants are exercised (the "New Shares") at Euronext Amsterdam N.V. For the purpose of the New Shares, the Agent will act as the warrant and listing agent. The Warrants and the New Shares will be collectively represented by a global warrant certificate and by a global share certificate deposited with NECIGEF.

The Company and the Agent declare to have agreed as follows:

Article 1.   Appointment

The Company hereby appoints the Agent as warrant and listing agent (the "Warrant and Listing Agent") in the Netherlands in respect of the New Shares and the Agent hereby accepts this appointment under the terms and conditions of this Agreement.

Article 2. Duties of the Warrant and Listing Agent

The Agent will undertake the following activities on behalf of the Company:

     a. act as contact for the Company with Euronext Amsterdam N.V. (or its successor) and NECIGEF in respect of the duties of Warrant and Listing Agent;

     b. obtain a listing for the New Shares at Euronext Amsterdam N.V. after issuance;

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     c.   assist the Company in granting the Warrants to existing shareholders via the NECIGEF system;

     d. in the event of the exercise of Warrants, arrange for the increase of the number of shares of the Company represented by the Global Share Certificate, transfer of the New Share(s) to the holder(s) who exercise(s) his(their) Warrant(s), receive payment of the exercise price for any Warrant which is exercised and all other necessary administrative filings and actions in connection therewith;

     e. pay cash dividends and further act as agreed in the principal paying agent agreement (de "Heafdpetsalkantoorovereunkornst") between the Company and ING Bank N.V.;

     f. issue (by the Agent) of a notice on behalf of the Company of the expiry of the exercise period of the Warrants;

     g. other activities customarily performed in the banking industry by a Warrant and Listing Agent, including dealing with requests by other intermediaries for reclaiming dividend tax and the issue of certificates of deposit in respect of general and/or extraordinary meetings of shareholders.

Article 3.   Commission for the Warrant and Listing Agent

The commission (the "Commission") for the performance of the duties of the Warrant and Listing Agent is:

a.    (euro) 10,000        (excluding value-added tax) for the activities
                           referred to in Article 2. c. excluding (euro)
                           1.00 per client account (i.e. compensation to NECIGEFs admitted institutions) and NECIGEF expenses;

b.    (euro) 25,000        (excluding value-added tax) for the activities
                           referred to in Article 2.d.;

Further reference is made to the quote letter dated 28 August 2002 signed as correct by the Company.

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Article 4.  Warrants

4.1 Each Holder of a Warrant is entitled to receive, at the cost to the Holder, one fully paid and non-assessable ordinary share of the Company at an exercise price of (euro)1.50 per share for every 4.8 warrants exercised by such Holder. Such shares, when issued and paid for, will be duly and validly issued, fully paid and non-assessable, free of pre-emptive rights and free from all liens, charges and security interests. The Warrants will be governed by the laws of the Netherlands. No fractional New Shares will be issued.

4.2 The Warrants will become immediately exercisable upon issuance and will expire two years after the date of issuance. The Agent will give notice of expiration on behalf of the Company not less than 30 nor more than 60 days prior to such expiration date of the then outstanding Warrants.

4.3 New Shares will only be issued at the end of each month for Warrants exercised during that month.

4.4 In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the office of the Agent, a bank deposit statement in a form acceptable to the Agent representing the Warrants with the accompanying form of election to purchase property completed and executed, and pay in full the exercise price for each Ordinary Share issuable upon exercise of such Warrants. The exercise price may be paid in cash or by bank check or by wire transfer to an account designated by the Agent on behalf of the Company for such purpose.

Article 5. Listing

5.1 The Warrant and Listing Agent will, with the assistance of the Company, use reasonable endeavours to obtain a listing (the "Listing") of the New Shares at Euronext Amsterdam N.V. and the Company will at all times and at its own expense supply and furnish from time to time, any and all documents, instruments, information and undertakings or other material and do all such other acts that may in the opinion of the Warrant and Listing Agent be necessary in order to effect such listing.

5.2 The Warrant and Listing Agent will, prepare an application (the "Application") on behalf of the Company and at the expense of the Company for a listing of the New Shares after issuance.

5.3 The Company warrants and represents that it has engaged Morgan Stanley International and Morgan Stanley International has accepted this engagement to act as Euronext Sponsor for the listing of the Warrants and any and all ordinary shares to be issued in relation to the reorganisation. For the purpose of this listing a prospectus is or will be issued (the "Prospectus").

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5.4  The Company hereby authorises the Warrant and Listing Agent to make use of the Prospectus in whatever manner it thinks fit in connection with the Listing subject always to the terms and provisions of this agreement. The Company will furnish the Warrant and Listing Agent without charge with copies of the Prospectus and any supplements thereto in such quantities as it may request.

Article 6. Costs

     The costs incurred by the Warrant and Listing Agent on behalf and for the account of the Company and the Commission shall be charged to the Company and immediately payable after Invoice.

Article 7. Indemnity

     All present and future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of or in the Netherlands or any other authority thereof or therein having power to tax relative to services rendered under this agreement or any part hereof shall be charged to the Company, insofar as they cannot be charged to the Holder(s).

Article 8. Indemnity

8.1 The company shall indemnify the Warrant and Listing Agent against any claim or demand made by the Holders or holders of New Shares or other third parties against the Warrant and Listing Agent or in connection with activities or services under this agreement. If the Warrant and Listing Agent should suffer a loss in its capacity as Warrant and Listing Agent or in connection with any matter referred to in this agreement, the Company, after written notice by the Warrant and Listing Agent, shall fully compensate it for such loss. The Warrant and Listing Agent shall not be entitled to indemnification of compensation under this Article if such claims, demands or damages result from gross negligence or wilful misconduct of the Warrant and Listing Agent or persons for whom the Warrant and Listing Agent is responsible by law.

8.2 The Company cannot hold the Warrant and Listing Agent liable for damage incurred by the Company as a consequence of activities of the Warrant and Listing Agent under this agreement, unless it results from the gross negligence or wilful misconduct of the Warrant and Listing Agent.

Article 9. Notices

     Any notice to be given by any Party in respect of this Agreement shall be in writing and shall be deemed duly served if delivered personally or sent by fax or by prepaid registered post to the following address of the relevant addressee:

                If to Versatel Telecom International N.V. then to:
                Hullenbergweg 101

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                1101 CL Amsterdam
                The Netherlands
                For attention:
                Fax:

                If to ING Bank N.V. then to:
                Hoekenrood 2
                For attention: Mr. R. Ruiten
                Fax: 31 20 652 2650


Article 10.  Duration of the Agreement

     This agreement is entered into for the duration of the term of the Warrants. Termination of the agreement must always be effected in writing. In order to terminate the agreement, Parties shall give at least 10 days' notice to the other party. Such termination shall not take effect without a successor Warrant and Listing Agent being appointed by the Company or by the Warrant and Listing Agent with the consent of the Company, which consent shall not be withheld unreasonably. If the agreement is terminated by the Company, the Company shall appoint a successor Warrant and Listing Agent within 10 days.

Article 11. Applicable Law

     This agreement shall be governed by and construed in accordance with the laws of the Netherlands. The General Conditions of ING Bank N.V. shall also apply. By signing this agreement the Company acknowledges that it has received a copy of these General Conditions.

Article 12. Jurisdiction

     All disputes under this agreement shall be brought before the Competent Court of Amsterdam.

IN WITNESS WHEREOF this agreement has been executed in three originals on September 3, 2002 by:


/s/ Mark Lazdr                              /s/ H. Frank
-----------------------------------         ---------------------------
For: Versatel Telecom International         For ING Bank N.V.
N.V.
By: Mark Lazar                              By: H. Frank

Name:

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And by:                                     And by:


Receiver (Bewindvoerder)                    A. de Kaorte
                                            Senior Manager


     To be co-signed by the receiver of Versatel Telecom International N.V.

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